EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                  We have issued our report dated September 11, 2008, with respect to the statement of condition including the related portfolio schedule of Long-Term Investment Grade Trust, Series 38 (included in Van Kampen Unit Trusts, Taxable Income Series 144) as of September 11, 2008, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-152111) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                              GRANT THORNTON LLP


New York, New York
September 11, 2008